EXHIBIT 99

PRESS RELEASE

DALLAS, May 10 /PRNewswire-FirstCall/ — Haggar Corp. (Nasdaq: HGGR) announced the resignation of David M. Tehle, who has been the company’s Executive Vice President, Chief Financial Officer, and the appointment of John W. Feray as interim Chief Financial Officer. Mr. Feray has been employed at Haggar in various finance and accounting positions since 1996 and has held his current position as Vice President Finance since 2000.

Mr. Tehle’s resignation will become effective June 3, 2004, and he will become Executive Vice President and Chief Financial Officer of Dollar General Corporation.

J.M. Haggar, III, Haggar’s Chairman and Chief Executive Officer, said, “We thank David for his outstanding contributions to Haggar.” He added, “We are indeed fortunate to have John Feray to step into this interim position. John’s presence and experience will enable the Company to move seamlessly through this transition.”

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, the United Kingdom, Canada, Mexico, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne(R) trademark, Kenneth Cole New York(R), and Kenneth Cole Reaction(R) trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.